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                                                                  EXHIBIT 10(ff)

                         JOSEPH E. SEAGRAM & SONS, INC.
                               EXECUTIVE OFFICES
                   375 PARK AVENUE, NEW YORK, NEW YORK 10152


                                                February 4, 1998



Robert W. Matschullat
46 Vineyard Lane
Greenwich, Connecticut 06830

Dear Bob:

        This letter amends and restates our original letter agreement with you dated July 31, 1995, under which you currently serve as Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. ("SCL") and of Joseph E. Seagram & Sons, Inc. (the "Company").

        1. Position and Duties. As Vice Chairman and Chief Financial Officer, you will continue to have the duties, authority and responsibilities normally associated with and appropriate for such positions, and will report directly to the Chief Executive Officer and the Boards of SCL and the Company. In addition, while you are employed hereunder, we will make our best efforts to insure your election to, and retention as a member of, the Board of Directors of SCL and the Board of Directors of the Company, and you agree to serve as an officer and director of such additional subsidiaries or affiliated companies of SCL or the Company as the Company may designate. Your principal office will be located at the Company's headquarters in New York City. Except for reasonable travel requirements associated with your position, you will be performing your services hereunder in the New York City metropolitan area.

        2. Base Salary. Your base salary ("Base Salary") will be payable at a rate of $1,000,0000 per year, effective as of January 1, 1998. Your Base Salary will be paid in equal periodic installments in accordance with the Company's payroll policies applicable to its senior executives.

        3. Bonus Plans. You will be eligible to receive an annual bonus award for each fiscal year of the Company during the term of your employment hereunder (the "Annual Bonus"). Your Annual Bonus will be payable pursuant to either the Company Management Incentive Plan (the "MIP") or SCL's Senior Executive Incentive Plan (the "STIP") and any successor plan thereto.
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     (a) Your target Annual Bonus for the fiscal year ending June 30, 1998 shall be $2.25 million, and such target shall be adjusted for future fiscal years, through June 30, 2002, as set forth below. The Annual Bonus earned by you with respect to any fiscal year, if any, will be payable in the manner and to the extent provided in the MIP or STIP, as applicable; provided that the Annual Bonus will be based upon performance over a single fiscal year and will be paid to you in cash when bonuses are normally paid to the Company's senior executives, but, unless you otherwise elect, in no event later than 90 days following the end of the applicable fiscal year.

     (b) For the fiscal year commencing on July 1, 1998, your target Annual Bonus shall equal $2.25 million plus the product of $3.25 million and the percentage increase, if any, in the Consumer Price Index for all Urban Consumers for the New York Metropolitan Area (or any successor Consumer Price Index) (the "CPI") for the period January 1, 1998 through June 30, 1998.

     (c) For each fiscal year commencing on or after July 1, 1999, but ending on or before June 30, 2002, your target Annual Bonus shall equal your target Annual Bonus for the prior fiscal year plus the product of (i) the sum of such prior year's target Annual Bonus and $1 million and (ii) the increase in the CPI for such prior fiscal year. For fiscal years ending after June 30, 2002, your target Annual Bonus may not be reduced without your consent.

     4. Option Grant. (a) In lieu of any other option grant during the period commencing with the date hereof and ending June 30, 2002, you will be granted, on February 9, 1998, (the "Grant Date") options to purchase 1.5 million common shares, without nominal or par value, of SCL (the "Options"). The Options shall be exercisable at a per share exercise price equal to "Fair Market Value" (as defined in the SCL 1996 Stock Incentive Plan (the "Plan")) on the Grant Date with respect to 1,000,000 shares, and 140% of Fair Market Value on the Grant Date with respect to 500,000 shares. The Options shall vest at the rate of 20% per year, commencing January 1, 1998 (so that the first 20% will become vested on December 31, 1998) and shall be granted pursuant to the terms of the Plan.

     (b) Unless earlier terminated pursuant to the terms of such Plan, the Options shall expire ten years following the Grant Date. Notwithstanding the foregoing, (i) if your employment hereunder is terminated at any time by the Company without Cause (as defined in this Agreement), or by you for Good Reason (as defined in this Agreement) the Options (as well as any stock options previously awarded to you by the Company or SCL (the "Prior Options")) shall vest and become immediately exercisable in full, and if such termination qualifies as a Retirement (as defined below) you may continue to hold the Options and the Prior Options as a retiree, subject to the terms of the Plan and the 1992 Stock Incentive Plan (the "1992 Plan"), respectively,
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relating to cessation of employment by reason of retirement, and (ii) if your employment hereunder terminates due to your death, Permanent Disability (as defined in this Agreement) or Retirement (other than due to a termination of employment described in (i) above) the Options (as well as the Prior Options) shall vest and shall become exercisable in accordance with their original vesting schedule. If your employment hereunder is terminated, on or after July 1, 2001, other than by reason of your death, a termination by the Company for Cause or a termination by you without Good Reason prior to December 31, 2002, your termination of employment shall be treated as a "Retirement", within the meaning of the Plan and the 1992 Plan, for purposes of the Options and the Prior Options.

        (c) Except as expressly otherwise provided herein, the post-termination exercise period of the Options shall be governed by the terms of the Plan (it being agreed that a termination of your employment without Cause (as defined in this Agreement) will be treated as a termination without "Cause" for purposes of the Plan). In addition, in the event of your Retirement you will be deemed to engage in competitive activity, for purposes of the Options and the Prior Options (to the extent applicable), only if you engage directly or indirectly, either personally or as an employee, agent, partner, shareholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or any of its Affiliates (as defined in the Plan) is engaged or is planning to be engaged at the time of your Retirement or if you divulge trade secrets, methods, processes or other proprietary or confidential information of the Company or any of its Affiliates. You may, with no less than 30 days advance written notice, request that SCL or the Company inform you in advance whether a proposed activity will be deemed to be competitive activity, and the Company will respond within 30 days. If it is not practicable to deliver such advance notice, or if, as a result of changed circumstances beyond your control, you may be deemed to be engaged in competitive activity, you may, within 10 days after the commencement of a state of facts that may constitute competitive activity, request, in writing, clarification from SCL or the Company as to whether you are deemed to be engaged in competitive activity (and provide sufficient detail to enable SCL or the Company to evaluate such activity), to which SCL or the Company will respond within 30 days, and if you are found by SCL or the Company to be engaged in competitive activity, you shall have an additional 15 days after the response to exercise the Options and Prior Options or cease such activity before any of the then outstanding Options or Prior Options (to the extent applicable) are forfeited. It is further understood and agreed that you shall not be deemed to have engaged in such competitive activity solely as a result of (i) your ownership of less than 5 percent of the outstanding capital stock of any company, or (ii) your position as a partner, member, employee, consultant or shareholder of a leveraged buyout or merchant or investment banking firm that purchases shares or other equity or debt securities of a company, so long as you have
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no role in the decision to purchase or the subsequent operation of, such company.

     5. Benefit Plans and Arrangements. (a) While you are employed hereunder, you will be entitled to participate, in a manner appropriate to your position with the Company, in all benefit and compensation plans, programs and arrangements generally applicable to the Company's senior executives (other than any annual bonus plan, except as otherwise described in paragraph 3 hereof, and, prior to June 30, 2002, any option plan, except as described in paragraph
4 hereof) and the Company will provide to you at the Company's expense a car and driver and such other fringe benefits and perquisites (including vacation entitlement) as are generally available to the Company's senior executives. You will be afforded the same indemnity provisions regarding directors and officers liability that the Company and SCL provide to their senior executive officers and directors. In addition, you will be covered by any directors and officers liability policy generally in force for SCL's and the Company's senior executive officers and directors.

     (b) Upon your retirement from the Company and SCL, you will be entitled to receive a pension in accordance with the terms of the Company's pension, retirement and similar plans, programs and arrangements then generally applicable to senior executives of the Company, provided that for purposes of all welfare benefit, medical, non-qualified employee benefit, incentive plans and stock option plans of SCL and the Company in which you participate, if you remain continuously employed by SCL and the Company through December 31, 2002, you will be considered a retiree (to the extent not otherwise so treated under such plans) with 15 years of service, and your pension will be reduced, if applicable, for commencement of benefits prior to age 65 in accordance with and to the extent provided under, the terms of any applicable pension plan; and provided further that your annual pension payable hereunder (which you will be eligible to receive regardless of your years of service with the Company or the date of termination of your employment) will not be less than (A) $50,000 multiplied by (B) the number of years (or portions thereof) of your actual (i.e. determined without regard to any additional service referred to in the preceding proviso) service with the Company and its affiliates, minus (C) all other pension payments you may receive under the SCL or Company defined benefit of this paragraph 5(b)). The payments due to you under the last preceding proviso to this paragraph 5(b) (pertaining to the $50,000 per year minimum pension) will commence on your retirement at or after age 55 or, if you are not then eligible for retirement, your attainment of age 60 and will not be reduced, actuarially or otherwise.

     6. Termination. (a) In the event your employment with the Company is terminated by you without Good Reason or by the Company for Cause, you will receive, as soon as practicable
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thereafter, a lump sum payment equal to the sum of (i) all Base Salary accrued but unpaid through your date of termination and (ii) the unpaid portion, if any, of any Annual Bonus or any other compensation otherwise payable hereunder with respect to any completed Fiscal Year preceding your date of termination.

          (b) In the event your employment with the Company is terminated by you with Good Reason or by the Company without Cause, you will receive:

          (i) a lump sum payment equal to the sum of all amounts specified in paragraph 6(a);

         (ii) a lump sum payment equal to two times your Base Salary, at the annual rate in effect on your date of termination;

        (iii) a lump sum payment equal to two times your target Annual Bonus for the Fiscal Year in which your termination occurs;

         (iv) continued coverage under the medical, dental and life insurance aspects of our Senior Executive Benefit Program until the earlier of (A) two years following your date of termination or (B) the date on which you become eligible for medical, dental and life insurance coverage with a subsequent employer; and

          (v) full vesting of the Options held by you on your date of termination.

          (c) In the event your employment with the Company is terminated due to your death or Permanent Disability, you will receive a lump sum payment equal to the sum of (i) all amounts specified in paragraph 6(a), (ii) one year of Base Salary, as in effect on the date of your termination and (iii) a prorated Annual Bonus, based on the target Annual Bonus in effect on your date of termination, and determined by multiplying such target Annual Bonus by a fraction the numerator of which is the number of days elapsed, at the time of your death or Permanent Disability, in the performance period on which the bonus is based and the denominator of which is the total number of days in such performance period; provided, however, that any Base Salary provided above shall be reduced by any Base Salary continuation provided under any disability program maintained by SCL or the Company to avoid duplication of benefits.

          (d) For purposes of this Agreement, the following definitions will apply:

     "Cause" will mean (i) your conviction of a felony; (ii) any willful misconduct by you which is materially injurious to SCL, the Company or their affiliates or (iii) your willful

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     and continuing refusal or failure to perform your duties and obligations under this Agreement which is not corrected within 30 days following written notice from the Company or SCL to you specifying such refusal or failure. In no event shall your incompetence in the performance of your duties hereunder or a bona fide disagreement over corporate policy be deemed grounds for termination for Cause. In the case of (i) and (ii) above, Cause shall include a conviction or misconduct which occurs prior to your employment hereunder. In the event of termination for willful misconduct described in (ii) above, you will receive five days advance notice of termination of employment.

     "Good Reason" will mean any material breach by SCL or the Company of its obligations to you under this Agreement (including, without limitation, (i) the refusal or failure of SCL or the Company to pay you the compensation and/or benefits due under the Agreement, (ii) any diminution (without your consent), other than an insignificant or incidental diminution, in your duties, authority, responsibilities or reporting requirements (whether or not accompanied by a change in title), (iii) the failure to elect you to and continue your membership on the Board of Directors of SCL or the Company) or (iv) relocation of your principal office outside of the New York City metropolitan area) which is not corrected within 30 days following written notice from you to the Company specifying such breach.

     "Permanent Disability" will mean disability as defined in the Company's Senior Executive Disability Salary Continuation Arrangement.

          7. No Mitigation. You will not be required to mitigate any payments due to you under this Agreement by seeking alternative employment, nor will any payments from SCL or the Company be reduced by any amounts received in connection with such alternative employment.

          8. Legal Fees. The Company will reimburse you for (i) all reasonable legal fees and disbursements incurred by you in connection with the negotiation and preparation of this Agreement and (ii) all reasonable fees and disbursements incurred by you in connection with any dispute over the enforcement of your rights under this Agreement, but only if you prevail in such dispute.

          9. Confidentiality. You will not, without the prior consent of the Company, divulge confidential information concerning the operations of the Company or SCL during your employment hereunder or at any time thereafter.
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     10. Withholding. The Company and SCL will be entitled to withhold from any payment hereunder the amount of withholding required by law.

     11. Governing Law. This Agreement will be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

     12. Counterparts. This Agreement may be signed in counterparts.

                                        The Seagram Company Ltd. and
                                        Joseph E. Seagram & Sons, Inc.


                                        By: /s/ Edgar Bronfman, Jr.
                                            __________________________
                                            Edgar Bronfman, Jr.

Accepted and Agreed on this
5th day of February, 1998


/s/ Robert W. Matschullat
___________________________
Robert W. Matschullat